                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, DC 20549


                                  SCHEDULE 13G
                                 (Rule 13d-102)

 Information to be included in Statements filed pursuant to Rules 13d-1(b)(c), and (d) and Amendments thereto filed pursuant to Rule 13d-2(b)
                              (Amendment No. 1)*

                                RAZORFISH, INC.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                      Class A Common Stock $.01 par value
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                  755236 10 6
                        ------------------------------
                                 (CUSIP Number)

                                April 26, 1999
--------------------------------------------------------------------------------
            (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

     [_] Rule 13d-1(b)

     [_] Rule 13d-1(c)

     [X] Rule 13d-1(d)


*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).
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                                 SCHEDULE 13G

--------------------------
  CUSIP NO. 755236 10 6
--------------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSONS
 1.   S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS


      Jeffrey A. Dachis
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
 2.                                                             (a) [_]
                                                                (b) [_]

------------------------------------------------------------------------------
      SEC USE ONLY
 3.


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4.

      USA
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5.
     NUMBER OF
                          5,614,084
      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6.

     OWNED BY             -0-
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7.
    REPORTING
                          5,614,084
      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8.
                          -0-
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9.
      5,614,084
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10.
                                                                    [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11.

      5.7%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12.
      IN
------------------------------------------------------------------------------


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Schedule 13G


Item 1.

     (a) Name of Issuer:

         Razorfish, Inc.

     (b) Address of Issuer's Principal Executive Offices:

         32 Mercer Street, 3rd Floor
         New York, NY 10013


Item 2.

     (a) Name of Person Filing:

         Jeffrey A. Dachis

     (b) Address of Principal Business Office or, if none, Residence:

         32 Mercer Street, 3rd Floor
         New York, NY 10013

     (c) Citizenship:

         USA

     (d) Title of Class of Securities:

         Class A Common Stock $.01 par value

     (e) CUSIP Number:

         755236 10 6

Item 3.  If this statement is filed pursuant to Rule 13d-1(b), or 13d-2(b) or
         (c), check whether the person filing is a:

         Not applicable

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Item 4. Ownership.

     (a)  Amount Beneficially Owned:

          5,614,084

     (b)  Percent of Class:

          5.7%

     (c)  Number of shares as to which the person has:

          (i)   Sole power to vote or to direct the vote

                5,614,084

          (ii)  Shared power to vote or to direct the vote

                -0-

          (iii) Sole power to dispose or to direct the disposition of

                5,614,084

          (iv)  Shared power to dispose or to direct the disposition of

                -0-

Item 5.  Ownership of Five Percent or Less of a Class.

         Not applicable.

Item 6.  Ownership of More than Five Percent on Behalf of Another Person.

         Not applicable.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company.

         Not applicable.

Item 8.  Identification and Classification of Members of the Group.

         Not applicable.

Item 9.  Notice of Dissolution of the Group.

         Not applicable.

Item 10. Certification

         Not applicable
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                                   SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                              Date:  February 12, 2001

                                                   /s/ Jeffrey A. Dachis
                                              ----------------------------------
                                                       Jeffrey A. Dachis